UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

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Pfizer Inc.
(Name of Registrant as Specified In Its Charter)

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Pfizer Inc

235 East 42nd Street
New York, NY 10017

Dear Pfizer Shareholder:

We value your input as a holder of Pfizer common stock. To date, records indicate that you have not cast your vote in connection with our Annual Meeting of Shareholders to be held on April 25, 2013.

Speaking for all of us at Pfizer, including our Board of Directors, I thank you for your continued confidence in our leadership. We believe Pfizer is on the right path and we remain focused on creating sustainable shareholder value. As I noted in my letter “To Our Shareholders*,” which you can view at www.pfizer.com/proxy, 2012 was an outstanding year for the patients we serve and for our shareholders. We brought five new therapies to patients for treating kidney cancer, leukemia, rheumatoid arthritis, stroke prevention in atrial fibrillation, and the rare Gaucher disease. In addition, we continued to make progress in our companywide program to reduce expenses, and returned nearly $15 billion to shareholders through dividends and share repurchases.

I appreciate your continued investment in Pfizer and your consideration of the matters to be presented at this year’s Annual Meeting. If you have already voted, thank you for your prompt response. If not, you can vote by telephone, Internet or mail. For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with telephone and Internet voting instructions. In the event that two proxies/voting instruction forms are received from you, the one with the latest date will be counted.

Our Board of Directors recommends that you vote FOR each director nominee, FOR the ratification of auditors, FOR the advisory proposal to approve executive compensation and AGAINST the two shareholder proposals for the reasons we provide in our 2013 Proxy Statement.

Your vote is needed and valued so please act today to be sure your shares are voted in accordance with your wishes. Thank you for voting.

Sincerely,

/s/ Ian C. Read

Ian C. Read

Chairman and CEO

*Not part of our proxy solicitation materials

www.pfizer.com